Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-279061

May 6, 2024

Pricing Information

OGE Energy Corp.

$350,000,000 5.45% Senior Notes, Series due May 15, 2029

Issuer	OGE Energy Corp.
Ratings (Moody’s / S&P / Fitch)*	Baa1 (Stable) / BBB (Stable) / BBB+ (Stable)
Principal Amount	$350,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	May 6, 2024
Settlement Date (T+3)	May 9, 2024
Maturity	May 15, 2029
Interest Payment Dates	Semi-annual payments on May 15 and November 15 of each year, beginning November 15, 2024
Optional Redemption Provisions Make Whole Call Par Call	T + 15 bps (at any time before April 15, 2029) At any time on or after April 15, 2029
Benchmark Treasury	4.625% due April 30, 2029
Benchmark Treasury Price	100-20+
Benchmark Treasury Yield	4.480%
Spread to Benchmark Treasury	T + 100 bps
Reoffer Yield	5.480%
Coupon	5.45%
Price to Public	99.869% of the principal amount
CUSIP / ISIN	670837 AD5 / US670837AD53
Joint Book-Running Managers	J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Co-Managers	Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
BOK Financial Securities, Inc.

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Settlement Date: The closing will occur on May 9, 2024, which will be more than two U.S. business days after the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing will be required, by virtue of the fact that the senior notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, MUFG Securities Americas Inc. at (877) 649-6848 or U.S. Bancorp Investments, Inc. at (877) 558-2607.